EXHIBIT 16.1

[Letterhead of MacKay LLP]

August 1, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Ladies and Gentlemen,

We are the former independent auditors for CanAm Uranium Corp. (the “Company”). We have read the Company’s current report on Form 8-K dated August 1, 2007 (the “Form 8-K”) and are in agreement with the disclosures regarding our firm as included in the Form 8-K to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

“MacKay LLP”

/s/ MacKay LLP

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